Exhibit 99.1

MOTOROLA SOLUTIONS PURCHASES APPROXIMATELY

$750 MILLION OF ITS COMMON STOCK FROM VALUEACT CAPITAL

SCHAUMBURG, Ill., Nov. 5, 2014 – Motorola Solutions, Inc. (NYSE: MSI) today announced that it has entered into a stock purchase agreement with ValueAct Capital Master Fund, L.P. to buy 11,319,047 shares of its common stock at a price of $66.26 per share, with a value totaling approximately $750 million.

The company’s purchase of the shares was made as part of Motorola Solutions’ existing $12 billion stock repurchase program.

“This transaction is an indication of our confidence in the business,” said Greg Brown, chairman and CEO, Motorola Solutions. “It’s also consistent with our stated intention to return the proceeds from the recent sale of our Enterprise business to shareholders in a timely manner.”

“ValueAct Capital has not participated in Motorola Solutions’ ongoing repurchase plan,” said Bradley E. Singer, partner at ValueAct Capital and member of Motorola Solutions’ board of directors. “As a result, our ownership of the company has increased by more than 30 percent over the past several years. As part of the $5 billion share repurchase plan increase, the sale of our shares back to the company enables ValueAct Capital to both help accelerate the capital return to shareholders and proportionally size our ownership stake. We currently intend to maintain our position as one of the company’s largest shareholders.”

Following the completion of the purchase, ValueAct Capital will own approximately 7.8 percent of Motorola Solutions’ common stock, and Mr. Singer will continue serving his term as ValueAct Capital’s representative on the company’s board of directors.

This news release is not an offer to sell nor a solicitation of any offer to buy any securities in any state or jurisdiction nor shall there be any sale of Motorola Solutions’ securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. Motorola Solutions’ securities may not be offered or sold in the United States absent registration under or any exemption from the registration requirements of the Securities Act of 1933, as amended. Any public offering of Motorola Solutions’ securities to be made in the United States will be made only by means of a registration statement that is filed with and declared effective by the Securities and Exchange Commission.

About Motorola Solutions

Motorola Solutions is a leading provider of mission-critical solutions and services for public safety and commercial customers. Through leading-edge innovation and communications technology, it is a global leader that enables its customers to be their best in the moments that matter. Motorola Solutions trades on the New York Stock Exchange under the ticker “MSI.” To learn more, visit www.motorolasolutions.com. For ongoing news, please visit our newsroom or subscribe to our news feed.

MEDIA CONTACT:

Kurt Ebenhoch

Motorola Solutions

+1 847-576-1341

kurt.ebenhoch@motorolasolutions.com

INVESTOR CONTACTS:

Shep Dunlap

Motorola Solutions

+1 847-576-6899

shep.dunlap@motorolasolutions.com

Chris Kutsor

Motorola Solutions

+1 847-576-4995

chris.kutsor@motorolasolutions.com

MOTOROLA, MOTOROLA SOLUTIONS and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license. All other trademarks are the property of their respective owners. ©2014 Motorola Solutions, Inc. All rights reserved.